Exhibit 99.2

Script of Earnings Call

April 15, 2003

I.	Operator Introduction

Operator – Good afternoon, ladies and gentlemen thank you for standing by. Welcome to Seagate Technology’s fiscal third quarter earnings conference call. At this time all lines are in a listen only mode. Later, there will be an opportunity for questions. Instructions will be given at that time. If you should require assistance please press zero then star. This conference is being recorded.

I would like to remind you that certain statements by Seagate management during this conference might constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are made in good faith by the Company pursuant to the Safe Harbor Provision of the Act.

These forward-looking statements involve known and unknown risks, uncertainty and changes in circumstances, which may cause the Company’s actual results to differ materially from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the Company’s control.

In particular, such risks and uncertainties include the potential impact of changes in general world and domestic economic conditions in light of the military conflict in Iraq, the impact on operations or demand, particularly in the Far East, of the SARS outbreak; the variable demand and the aggressive pricing environment for disc drives, particularly in the summer months; competitive factors such as the impact of consolidation within the industry and the potential for excess supply; and the company’s and our competitors’ ability to introduce, qualify, manufacture in volume and sell new products on a timely and cost-effective basis.

Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s report on Form 10-Q for the quarter ended December 27, 2002 and Registration Statement on Form S-1.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

I would now like to turn the conference over to our host Mr. Steve Luczo, Chairman and CEO. Please go ahead.

II.	Opening Remarks

Steve – First I would like to start by welcoming everyone to the Seagate’s fiscal third quarter conference call. On the call with me today is Charles Pope, Executive Vice President and Chief Financial Officer, Bill Hudson, Executive Vice President and General Counsel, and Brian Dexheimer, Executive Vice President, Sales, Marketing & Customer Service.

I am pleased to report that Seagate continues to execute on its strategy with results that exceeded financial and operational objectives. In addition, we generated approximately $265 million in cash from operations during the quarter.

From an operations perspective, Seagate reached some important milestones. We had significant shipments during the quarter of the 80GB/disc platform and are now qualified at seven major OEMs and are in volume production. We fully expect that by the end of the June quarter substantially all of the company’s personal storage shipments will be on this platform.

In addition, we are shipping notebook drives to OEMs for qualification. Our OEMs are eager to qualify an independent supplier and we believe this product is of the highest quality and reliability. This is an exciting growth opportunity for Seagate, and we expect that we will complete a majority of the qualifications in the June quarter and ramp volume shipments throughout the second half of calendar 2003.

We continue to extend our leadership position in Serial ATA disc drives with the only native Serial ATA drive in volume shipment. Our customers indicate that initial demand for Serial ATA drives is for high-end PCs and entry-level servers, which are applications that are currently served by 7200 rpm drives. Additionally, we believe future Serial ATA applications will be in systems that store fixed content and near-line storage capabilities. These applications have traditionally been served by storage solutions other than disc drives.

With respect to the overall demand for disc drives, we had indicated last quarter that we thought demand was firming and slightly more predictable than we had seen over the last two years. This held true in the March quarter as demand for desktop and consumer electronics drives were on par with our expectations. Also, although the total available market for enterprise drives was seasonally down consistent with our expectations, demand for Seagate’s enterprise products was strong and we believe we grew enterprise market share during the quarter. Due to the reliability of our products as well as our production flexibility, we were able to satisfy unplanned upside demand from a number of key enterprise customers. As we’ve noted on several occasions, upside demand opportunity for our products is often a result of our competitors’ lack of execution as well as material changes in our customers’ forecasts. Meeting that demand is reflective of Seagate’s technical and operational advantages and enhances our ability to receive and react to upside demand on an on-going basis.

As we mentioned in last quarter’s call, appropriate industry inventory levels contribute to a healthy and more stable pricing environment. During the quarter, we remained focused on monitoring and managing our inventory levels across all products and geographies.

Despite a period of product transition and general economic uncertainty, the third quarter was a period of solid performance and important achievement for Seagate.

However, these quarterly results provide more than just a snapshot in time. They are instructive in understanding our unique structure, how we manage our business, and our competitive position. For example,

•	Our ability this quarter to satisfy upside demand from key OEMs for enterprise products illustrates the flexibility and responsiveness of our end-to-end supply chain and manufacturing operations that we’ve developed over the last five years.

•	Similarly, the ramping of the 80GB/disc products and the shipping of notebook qualification drives demonstrates the superior return we get from leveraging our on-going investment in technology and our control over critical component supply.

These characteristics help define Seagate’s leadership position and are a unique competitive advantage. And, we believe, these are sustainable due to the significant investments, and the organizational and process change and time to deployment that they require. These improvements are integral to our success this quarter and will help drive solid financial results in the quarters to come, as they enhance our capabilities in delivering the products our customers require.

And now I’ll turn the call over to Charles to give you more detail on our financial performance.

III.	Q3 Discussion of Financial Performance

Charles – Thank you Steve. In the March quarter, revenue was $1.62 billion, unit shipments were 16.6 million, net income was $174 million, and diluted earnings per share was $0.37.

Unit shipments for enterprise storage products were 2.7 million compared to 2.9 million units shipped in the year ago period. When compared to the December quarter, shipments in the enterprise space increased by approximately 6% in a declining total available market, leading to what we believe is an approximate share gain of 8-10%.

Unit shipments for Personal storage products, including consumer electronics, were 13.9 million units compared to 12.2 million units in the year ago quarter. Included in the 13.9 million personal storage drives shipped this quarter, we estimate that drive shipments for use in Consumer Electronic applications were 568,000 drives compared to approximately 926,000 in the year-ago quarter, and 1.9 million in the December quarter. Shipments of the 80GB/disc products during the March quarter were approximately 4.6 million units.

The pricing environment during the March quarter for both enterprise and personal storage products was slightly better than we expected and is within historical ranges for price declines during a March quarter.

Looking forward, the June quarter historically experiences the highest rate of price erosion during the year. We expect the pricing environment for the current quarter to be within the historical norms.

Now let’s take a look at revenue by channel and geographic region for the March quarter. OEM channel revenue was 61% of the total, down from 64% last quarter. Distribution revenue was 39%, up from 36% last quarter. North America revenue as a percent of the total was 33%, unchanged from last quarter, Asia Pacific was 35%, up from 34% last quarter and Europe was 32%, down from 33% last quarter.

Gross Margin for the just ended quarter was 26.8%, compared to 28.4% in the prior quarter. The sequential decline in Gross Margin percentage was due to a return to a more normal pricing environment, increased costs associated with ramping production of the new products, and lower overall total volume.

Total inventory on the balance sheet at the end of the March quarter was $301 million, a $9 million decrease from the prior quarter. Finished Goods decreased by $37 million, Raw Material increased by $18 million, and the balance of the change is in WIP.

Inventory turns for the March quarter were 15.8, a slight decline when compared to last quarter.

Aggregate channel inventory for Seagate at the end of the March quarter was approximately 5.6 weeks of supply, using a 13-week rolling average for distribution sales out. As has been discussed before, channel inventory of approximately 6 weeks provides the opportunity to have full product and geographic coverage without adverse pricing impacts. We believe that Seagate’s channel inventory is below that of the overall industry, measured by weeks of supply and consists substantially of new generation drives. To the extent that industry channel inventory is currently above 6 weeks or climbs there during this quarter, pricing could be more aggressive within the distribution channel than we have modeled in the outlook I will present.

Capital Expenditures were $136 million during the March quarter, and $357 million for the first nine months of fiscal 2003. The company anticipates capital investment for fiscal year 2003 will be approximately $550 million.

Depreciation & Amortization was $113 million for the March quarter and $327 million fiscal year to date.

Cash Balance at the end of the quarter was $1.08 billion, an increase of $102 million from the prior quarter. Over the next couple of years we would expect to pay down our bank debt with cash generated from operations.

Earnings before Interest, Taxes, Depreciation and Amortization for the March quarter was $295 million and $854 million for the first nine months of fiscal 2003.

Our Days Sales Outstanding for the March quarter was 37.

This completes my comments looking back at the March quarter. I’d now like to provide a revenue and earnings outlook for the June quarter and calendar 2003.

Excluding any negative impact to operations or the demand environment related to the hostilities in Iraq, the spread of SARS, or seasonal patterns in demand or pricing that are materially worse than those experienced historically, the company expects June quarter revenues of $1.52 billion to $1.56 billion and earnings per share of $0.26 to $0.30, on unit shipments of approximately 16.2 million drives. For the calendar year 2003, the company expects earnings per share in the range of $1.35 to $1.45. This outlook compares to consensus estimates for the June quarter of $0.24 and $1.17 for calendar 2003. Looking forward into calendar 2004 with the introduction of our notebook drive products, continuing growth in consumer electronics and other applications for disc drive technology and the prospect of generally improving economic conditions, we believe the outlook for year-over-year growth in revenues and earnings is excellent.

Finally, I would like to address one additional and very important topic before I turn the call back over to Steve. We understand there is significant interest and some confusion in the investment community regarding the expiration of the lock-up arrangements with our underwriters, which occurs on June 9, 2003. I’d like to spend the next couple of minutes explaining the arrangement.

As disclosed in our prospectus, on March 10, 2003, non-officer employees were permitted to sell, during the period from March 10 through June 9, up to 1,500 shares each which they acquired through vested options. While this would in theory have permitted the sale of a maximum of approximately 11.1 million shares in aggregate, to date we believe that only approximately 3.6 million shares have been transacted. While we can not know all the motivations of our employees who have not exercised this right to sell, we believe that in part this reflects their belief that there is significant appreciation potential for the shares.

With respect to the final expiration of the lock-up arrangements on June 9, approximately 39 million shares related option grants will be eligible for sale. Of these shares, approximately 9.5 million are held by officers who cannot immediately sell these shares in the open market because of Company’s Securities Trading Policy, which limits the times that officers may transact company securities.

In accordance with the terms of the Seagate Technology Shareholders Agreement, Steve Luczo, Bill Watkins and I cannot sell any shares we might acquire through the exercise of options prior to the earlier of 18 months after the IPO or the distribution of any shares of the Company’s stock by our principal shareholder, New SAC, unless such sales are consented to by our principal equity partners.

There are three courses of action which can be pursued with respect to the 351.5 million shares held by New SAC.

One course of action could be an open market sale, which is also subject to the restrictions described above under our Securities Trading Policy. Further, as an affiliate of the Company, under the federal securities laws, New SAC will be subject to the volume restrictions of Rule 144 with respect to any open market sales which will limit sales in any rolling three-month period to the greater of 1% of Seagate’s outstanding share count (approximately 4.3 million shares presently) or the average weekly trading volume during the four calendar weeks before a notice of sale on Form 144 is filed.

Another action New SAC could pursue is a larger sale through a registered public offering.

A third action for New SAC would be to distribute some or all of their holdings in Seagate to its shareholders. Under the Seagate Technology Shareholders Agreement, such a distribution during the 18-month period following the IPO would require a decision by the New SAC Board of Directors and the unanimous consent of Silver Lake Partners, Texas Pacific Group and Steve Luczo. Moreover, following such a distribution, significant portions of the distributed shares will be subject to the sale restrictions of Rule 144.

Any decisions to pursue either open market sales a registered offering or a distribution will rest with the New SAC Board of Directors and that Board has not at this time made any decisions to pursue any of these actions.

For those of you interested in obtaining a copy of what I just explained with regard to the lock-up, you can find it in the Investor Relations section of our website at www.seagate.com.

That concludes my remarks. I will now turn the call back over to Steve.

IV.	Employee and Partner Acknowledgement

Steve – Before we take questions, on behalf of our entire management team I want to take this opportunity to thank Seagate employees around the world for their exceptional teamwork and dedication that is fundamental to our continued operational and financial leadership. We’ve worked hard over the last five years to implement programs and training designed to advance our goal as an employer of choice. A recent survey indicated that employee satisfaction was at an all time high, as 86% of Seagate employees consider Seagate a good place to work, which is 10% higher than the industry average. That perspective is certainly reflected in our continued operational and financial performance. Our senior management is committed to continuing to make improvements in order to broaden, diversify, and enhance the quality and overall job satisfaction of our employees. And we believe that these survey results are an indication of initial success in these efforts.

I would also like to thank our suppliers and other partners who work with us everyday so we can deliver the industry-leading products that our customers need.

With that, we’re ready to take questions.